For Additional Information:
Jim Gilbertson, Vice President and Chief Financial Officer
763-535-8333
jgilbert@navarre.com

Haug Scharnowski, VP Corporate Relations
763-450-2352
hscharnowski@navarre.com

NAVARRE CORPORATION ANNOUNCES
$165 MILLION FINANCING COMMITMENT

MINNEAPOLIS, MN – April 18, 2005 – Navarre Corporation (Nasdaq/NMS: NAVR), a leading publisher and distributor of a broad range of home entertainment and multimedia software products, announced today that it has obtained a fully underwritten financing commitment in the amount of $165 million from GE Commercial Finance. In connection with this commitment, the Company expects to enter into a senior secured credit facility that includes both a six-year $140 million Term Loan B facility and a five-year revolving credit facility for up to $25 million. The commitment provides that both the Term Loan B facility and the revolving credit facility will be secured by a first priority security interest in substantially all of Navarre’s assets with expected initial pricing at LIBOR plus 3.25% per year. Each of these facilities would be prepayable at any time, at the Company’s option.

The Company expects to draw the Term Loan B facility in its entirety at the closing of these facilities. The revolving credit facility will be available to the Company for its working capital and general corporate needs and it is anticipated that this facility will be undrawn at closing. This commitment is subject to certain conditions, including the negotiation and execution of definitive agreements.

The Company announced that it intends to use the proceeds from the Term Loan B facility to fund the cash portion of the purchase price of the previously-announced FUNimation acquisition and to pay certain costs and expenses incurred in connection with the acquisition and this financing. It is anticipated that the remaining balance of approximately $30 million from this facility would be placed into cash reserves for general corporate purposes as the Company is currently operating without bank debt. The Company expects to close the FUNimation acquisition prior to May 15, 2005.

About Navarre Corporation

Navarre Corporation (NASDAQ: NAVR) is a leading publisher and distributor of a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since its founding in 1983, the company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The company currently provides its products to over 18,000 retail and distribution center locations throughout the United States and Canada. Navarre has recently expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore Software, Inc. and BCI Eclipse Company, LLC. For more information, please visit the company’s web site at www.navarre.com.

Safe Harbor

The statements in this press release that are not strictly historical are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; the Company’s dependence on significant vendors; the Company’s dependence upon software developers and manufacturers and popularity of their products; the Company’s ability to maintain and grow its exclusive distribution business through agreements with music labels; the Company’s dependence upon a key employee and its Founder, namely, Eric H. Paulson, Chairman of the Board, President and Chief Executive Officer; the Company’s ability to attract and retain qualified management personnel; uncertain growth in the publishing segment; the acquisition strategy of the Company, including the successful acquisition and integration of FUNimation, could disrupt other business segments and/or management; the seasonality and variability in the Company’s business and that decreased sales during peak season could adversely affect its results of operations; the Company’s ability to meet its significant working capital requirements related to distributing products and financing accounts receivable; the Company’s ability to avoid excessive inventory return and obsolescence losses; the potential for inventory values to decline; the Company’s credit exposure due to reseller arrangements or negative trends which could cause credit loss; the Company’s ability to adequately and timely adjust cost structure for decreased demand; the Company’s ability to compete effectively in distribution and publishing, which are highly competitive industries; the Company’s dependence on third-party shipping of its product; the Company’s dependence on information systems; technological developments, particularly in the electronic downloading arena which could adversely impact sales, margins and results of operations; increased counterfeiting or piracy which could negatively affect demand for the Company’s products; the Company may not be able to protect its intellectual property; interruption of the Company’s business or catastrophic loss at a facility which could curtail or shutdown its business; the potential for future terrorist activities to disrupt operations or harm assets; the FUNimation acquisition may not be completed; significant Company stock volatility; the exercise of outstanding warrants and options adversely affecting stock price; investors experiencing immediate and substantial dilution in net tangible book value per share of common stock purchased in the offering; the Company’s anti-takeover provision, its ability to issue preferred stock and its staggered board may discourage take-over attempts beneficial to shareholders; because the Company does not intend to pay dividends, stock appreciation may yield the only return on an investment in Company stock; and the Company’s directors may not be personally liable for certain actions which may discourage shareholder suits against them. A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the year ended March 31, 2004. Investors and shareholders are urged to read this document carefully. Investors and shareholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release, “NAVARRE CORPORATION ANNOUNCES $165 MILLION FINANCING COMMITMENT”, dated April 18, 2005, will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.